EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2005 Israeli Share Option And Restricted Share Plan and 2005 International Share Option And Restricted Share Plan for ViryaNet Ltd. (the “Company”), of our report, dated August 29, 2007, with respect to the consolidated financial statements of the Company and its subsidiaries included in its Annual Report (Form 20-F) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

Haifa, Israel	KOST FORER GABBAY & KASIERER
September 21, 2007	A Member of Ernst & Young Global